Exhibit 10.07

Exhibit A

Bank of Guam

Job Description and Specifications

JOB TITLE:	Senior Vice President, Chief Financial Officer

REPORTS TO:	President, CEO and Chair of the Board

FLSA STATUS:	Exempt

DEPARTMENT:	SENIOR MANAGEMENT

GENERAL SUMMARY: The general function of your position is to provide over-all supervision to the day-to-day administration of the accounting and reporting financial analysis of the bank, investment, budgeting, call report, risk management insurance (corporate), and leases. You are to assure that the duties and responsibilities assigned to those officers and staff under the direct supervision of the Senior Vice President/Chief Financial Officer is carried out in an efficient, effective, systematic, and cost reduction oriented manner. You are to assure that our accounting, reporting financial services personnel provide and maintain quality customer service, and satisfaction at all times. Further, they are to initiate and maintain appropriate quality control when processing banking transactions and assure the continuing protection of all Bank assets.

ESSENTIAL FUNCTIONS/JOB DUTIES:

•	Ensure that all accounting is in accordance with the policies of our bank. Establish and enforce Bank of Guam’s accounting policies and procedures to ensure compliance with generally accepted accounting practices and banking industry practices.

•	Ensure preparation of the management control reports, which compares actual versus planned budgetary performance. Perform detailed analysis on individual income and expense items to identify the basis for deviations from plan and review results with appropriate bank personnel.

•	Prepare and submit the annual budget (including the profit and loss projection as well as assets and liabilities forecasts) on a timely basis. The budget must provide a goal for the bank and one of the most, if not the most important responsibility you have, is to monitor and see that the budget is compiled with and our goals are realized.

•	Supervise the development and maintenance of a bank accounting policy and practices manual to include the various accounting policies employed by Bank of Guam.

•	Prepare consolidation of financial statements weekly (every Wednesday) monthly and annually, plus loan deposit position and reserve report. (Reserve report coordinated with the Executive Vice President/Chief Operating Officer is directly responsible for this report).

•	Submit monthly and annually profit and loss statement of each branch and consolidation thereof.

•	Ensure the preparation and submission of Bank of Guam’s tax returns in conjunction with our consultant.

•	Periodically review the management information needs of the bank and modifies the reporting system as required.

•	Supervise the preparation of earnings, dividend and other financial reports for the bank. Analyze profitability trends and reviews results with bank management.

•	You are in charge of monitoring all budgeted and approved contracts for supplies and service for compliance.

•	To ensure the preparation, monitoring, control of the correct, and proper accrual entries made by the accounting and reporting department. Inclusive is the determination of proper accounting methods for accrual tests to ensure that such is correct.

SECONDARY DUTIES AND RESPONSIBILITIES:

•	You shall serve as a voting member in all Management Committees which meet weekly, semi-monthly, monthly, and quarterly. Your assignment will be to present a review of all the suspense items in resources and liabilities, reconcilement of accounts, certification of all accounts by branch, loan losses and recoveries, delinquency report, overdraft report, and trust and financial services.

•	You would also be a member in the Loan committee, which meets every Wednesday of the month beginning at 8:30 a.m. The Chairman of the committee is the President, Chair of the Board and Chief Executive Officer, Lourdes A. Leon Guerrero.

•	You must perform other duties as assigned by the President, CEO and Chair of the Board and the Executive Vice President and Chief Operating Officer.

REQUIRED SKILLS, KNOWLEDGE AND ABILITIES:

•	Knowledge in contracting, negotiating, and change management

•	Knowledge of finance, accounting, budgeting, and cost control principles including Generally Accepted Accounting Principles

•	Knowledge of automated financial and accounting reporting systems

•	Knowledge of federal and state financial regulations

•	Ability to analyze financial data, and prepare financial reports, statements, and projections

•	Strong interpersonal, leadership, and supervisory skills

•	Well organized

•	Ability to operate related computer applications and related business equipment

•	Ability to maintain an effective and efficient workflow

•	Attention to detail

•	Ability to present a professional image

•	Ability to properly read and write well enough to communicate in both oral and written form

•	In-depth knowledge of bank policies and procedures in order utilize good judgment in making sound decisions

•	At least five years of retail banking management experience

•	Extensive product knowledge for the level of selling and cross-selling performance expected

•	Ability to establish as a self leader, to not only perform in a leadership role, but also be recognized by others as a leader

•	Must be able to work in a team environment with the ability to interact well, and in a positive manner, with subordinates, peers and upper management.

•	Work requires the ability to multi-task and to be flexible.

EDUCATION AND EXEPRIENCE:

•	Masters degree in Finance or Accounting

•	10 years of experience in a senior-level finance or accounting position, and a CPA

•	Experience in strategic planning and execution

Physical Requirements	Rarely (0-12%)	Occasionally (12-33%)	Frequently (34-66%)	Regularly (67-100%)

Seeing: Must be able to read report and use computer				X

Hearing: Must be able to Hear well enough to communicate to coworkers				X

Standing/walking		X

Climbing/Stooping/Kneeling		X

Lifting/Pulling/Pushing		X

Fingering/Grasping/Feeling: must be able to write, type, use phone, manipulate wires and machine parts.				X

Working Conditions: The work environment characteristics described here are representative of those an employee encounters while performing the essential functions of this job. Reasonable accommodations may be made to enable individuals with disabilities to perform the essential functions.

Note: The statements herein are intended to describe the general nature and level of work being performed by employees, and are not to be construed as an exhaustive list of responsibilities, duties, and skills required of personnel so classified. Furthermore, they do not establish a contract for employment and are subject to change at the discretion of the employer.

I have read my job description and acknowledge all “Essential Duties and Responsibilities” and will try to the best of my ability to fulfill the expectations bestowed upon me during my employment with the Bank of Guam.

/s/ Francisco M. Atalig	January 11, 2017
Employee Name (Please Print)	Date

/s/ Lourdes Leon Guerrero
President & CEO
Employee Signature

“EXHIBIT B”

Period Calculated:
Process Date:

Net Income			Bonus
			—	Incentive Parameters		Reduce Total Incentive by:
(Bonus = 1.00% of Net Income)				ROE		10%
				ROA		10%
				Composite Rating	2 = 0%	3 =15%	4=50%	5=100%
Total Adversely Classified
Items/Tier 1 Capital + ALLL
Parameters:	Actual		Reductions	greater than:	25.00%	10%
ROE (=IF(B11<G7, C6*0.1,0)			—	Efficiency Ratio (2013)	75.00%	5%
ROA (=IF(B11<G8, C6*0.1,0)			—
Composite
TACI/T1C+ALLL			—	ROE
Efficiency Ratio			—

Total Reductions			—
				Prior Three Year Average	0.00%

Total Bonus			—	* UBPR ROA
Total Bonus	(A	)	—
			—	* Change upon Availability

Net Profit 2017
Paid Y-T-D				1st Qtr	—
				2nd Qtr	—
1st Qtr Bonus			—	3rd Qtr	—
2nd Qtr Bonus				4th Qtr	—

3rd Qtr Bonus				Total Full Year	—

4th Quarter Bonus
—